U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

     PIPKIN                         HELEN
--------------------------------------------------------------------------------
        (Last)                      (First)             (Middle)

     C/O 99 CENTS ONLY STORES
     4000 UNION PACIFIC AVENUE
--------------------------------------------------------------------------------
                                    (Street)

     LOS ANGELES                        CA                 90023
--------------------------------------------------------------------------------
        (City)                       (State)              (Zip)

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     99 CENTS ONLY STORES (NYSE: NDN)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Day/Year

     11/27/02
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

          SENIOR VICE PRESIDENT OF WHOLESALE OPERATIONS
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                              6.
                                                               4.                             5. Amount of    Owner-
                                                               Securities Acquired (A) or     Securities      ship
                                                3.             Disposed of (D)                Beneficially    Form:      7.
                                  2A.           Transaction    (Instr. 3, 4 and 5)            Owned Follow-   Direct     Nature of
                     2.           Deemed        Code           -----------------------------  ing Reported    (D) or     Indirect
1.                   Transaction  Execution     (Instr. 8)                   (A)              Transaction(s)  Indirect   Beneficial
Title of Security    Date         Date, if any  ------------                  or              (Instr. 3       (I)        Ownership
(Instr. 3)           (mm/dd/yy)   (mm/dd/yy)    Code     V     Amount        (D)    Price     and 4)          (Instr.4)  (Instr. 4)
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK         11/27/02                    M              8,000         A     $17.63
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK         11/27/02                    M              5,000         A     $20.51
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK         11/27/02                    S             13,000         D     $28.02      0               D
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

===================================================================================================================================

                            (Print or Type Response)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form of
            2.                                                                                            Deriv-    Deriv-
            Conver-                             5.                              7.                        ative     ative    11.
            sion                                Number of                       Title and Amount          Secur-    Secur-   Nature
            or                3A.               Derivative    6.                of Underlying     8.      ities     ities    of
            Exer-             Deemed   4.       Securities    Date              Securities        Price   Bene-     Benefi-  In-
            cise     3.       Execu-   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      ficial-   cially   direct
            Price    Trans-   tion     action   or Disposed   Expiration Date   ----------------  Deriv-  ly Owned  Owned    Bene-
1.          of       action   Date,    Code     of (D)        (Month/Day/Year)            Amount  ative   Follow-   at End   ficial
Title of    Deriv-   Date     if any   (Instr.  (Instr. 3,    -----------------           or      Secur-  ing Re    of       Owner-
Derivative  ative    (Month/  (Month/  8)       4 and 5)      Date      Expira-           Number  ity     ported    Month    ship
Security    Secur-   Day/     Day/     ------   ------------  Exer-     tion              of      (Instr. Trans-    (Instr.  (Instr
(Instr. 3)  ity      Year)    Year)    Code V   (A)     (D)   cisable   Date    Title     Shares  5)      action(s) 4)       4)
-----------------------------------------------------------------------------------------------------------------------------------
EMPLOYEE    $17.63/  11/27/02           M               8,000  (1)      5/19/09  COMMON   8,000            5,333     D
STOCK        SHARE                                                               STOCK
OPTION
(RIGHT TO
BUY)
-----------------------------------------------------------------------------------------------------------------------------------
EMPLOYEE    $20.51/  11/27/02           M               5,000  (2)      5/6/11   COMMON   5,000           11,000     D
STOCK        SHARE                                                               STOCK
OPTION
(RIGHT TO
BUY)
===================================================================================================================================

Explanation of Responses:

(1) Options to purchase 40,000 shares of the issuer's common stock (as adjusted for stock dividends) were granted on May 19, 1999; these options vested in three equal annual installments beginning on May 19, 2000; 26,667 of these options previously have been exercised.

(2) Options to purchase 16,000 shares of the issuer's common stock (as adjusted for stock dividends) were granted on May 6, 2001; these options vest in three equal annual installments beginning on May 6, 2002.



          /S/ HELEN PIPKIN                                  DECEMBER 1, 2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
    * If the form is filed by more than one reporting person, see Instruction 4(b)(v).
    ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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